Shire to Acquire SARcode Bioscience, Expands Presence in Ophthalmology
Acquisition brings Shire a new phase 3 compound being investigated for the signs and symptoms of Dry Eye Disease

Lexington, MA, US – March 25, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) today announced that it will acquire SARcode Bioscience Inc., a privately held biopharmaceutical company based in Brisbane, California. This acquisition continues to build Shire’s presence in the ophthalmology therapeutic category and brings a new phase 3 compound – LIFITEGRAST – currently under development for the signs and symptoms of dry eye disease, into Shire’s portfolio. Shire anticipates launching LIFITEGRAST in the United States as early as 2016 pending a positive outcome of the phase 3 clinical development program and regulatory approvals. Shire is acquiring the global rights to LIFITEGRAST and will evaluate an appropriate regulatory filing strategy for markets outside of the United States.

Some 25 million people in the United States suffer from dry eye disease, and, of the approximate 9 million patients who are candidates for prescription drug treatment, approximately 10% are treated with the only currently approved prescription product for dry eye disease, indicated to help increase the eyes’ natural ability to produce tears, which may be suppressed by inflammation due to chronic dry eye.  However, there is no approved treatment indication which includes symptoms of dry eye (one of the most common complaints to eye care specialists).

“The acquisition of SARcode is a demonstration of Shire’s focus on continuing to build our research and development pipeline with innovative, well-differentiated assets that address significant unmet patient need,” said Flemming Ornskov, M.D., Shire’s CEO Designate. “This acquisition and our recent acquisition of Premacure have the potential to provide the basis for an attractive ophthalmology business for our company, given the significant growth opportunities in this therapeutic area as well as Shire’s proven expertise in specialist markets.”

The global ophthalmic pharmaceutical market, valued at approximately $13 billion in 2012 with a compound annual growth rate of 4.5 percent, is consistent with Shire’s focus on the specialty market. There are approximately 42,000 office-based ophthalmologists, optometrists and retinal specialists in the United States.

Under the terms of agreement, Shire will make an upfront payment of $160 million and SARcode shareholders will be eligible to receive additional undisclosed payments upon achievement of certain clinical, regulatory, and/or commercial milestones. The transaction is expected to close in the second quarter, subject to regulatory approval in the United States, and other customary closing conditions.

The acquisition of SARcode will introduce a new late-stage phase 3 clinical program to Shire’s research and development portfolio. Shire is currently conducting a prioritization review of its portfolio to accommodate this new expenditure in 2013.

Barclays acted as financial advisor to Shire and Davis Polk LLP acted as legal counsel to Shire.  J.P. Morgan Securities LLC acted as financial advisor to SARCode  and Wilson Sonsini Goodrich & Roasati acted as legal counsel to Sarcode.

LIFITEGRAST and its Clinical Development Program

LIFITEGRAST, a small-molecule integrin antagonist, is believed to work by reducing inflammation through binding inhibition of the proteins lymphocyte function – associated antigen 1 (LFA-1) and intercellular adhesion molecule-1 (ICAM-1), influencing T-cell activation and cytokine (protein) release. The interaction between these two proteins plays a key role in the chronic inflammation associated with dry eye. T-cells are important components of the immune system that help control the body's response to a foreign or harmful substance or stimuli. LIFITEGRAST is administered via a preservative-free topical eye solution.

Three clinical trials – OPUS-1, OPUS-2 and SONATA – currently make up the phase 3 clinical development program for LIFITEGRAST. OPUS-1, a safety and efficacy study, concluded in 2012. In this study the co-primary endpoint of reducing signs of dry eye was met.  Although the co-primary endpoint of reducing symptoms was not achieved, this study was the basis of a positive meeting with the FDA and for the continuation of the phase 3 clinical program, including OPUS-2, a safety and efficacy study of both signs and symptoms of dry eye disease, which is currently ongoing.  In addition to the OPUS-2 clinical efficacy study, SONATA, a randomized, placebo-controlled safety study is also ongoing.  Shire is excited about the potential contribution of this product to the treatment options for patients with dry eye disease.

About Dry Eye Disease

Dry eye disease varies in severity and etiology, and symptoms most commonly manifest as ocular discomfort, eye dryness, and tear film instability due to decreased quality or quantity of tears. A major contributing factor towards the development of dry eye is inflammation caused by T-cell infiltration, proliferation and inflammatory cytokine production that can lead to reduction in tear film quality and ocular surface damage.

Some 25 million people are affected in the United States. This number is expected to grow substantially in the next decade due to an aging population, a contributor to higher rates of dry eye disease.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

www.shire.com

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